UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 23, 2006

Dollar General Corporation
(Exact name of registrant as specified in its charter)

Tennessee	001-11421	61-0502302
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Mission Ridge Goodlettsville, Tennessee		37072
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 855-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.

OTHER EVENTS

The Board of Directors of Dollar General Corporation (the “Company”) has recently evaluated a relationship, described below, between the Company and David Wilds, a member of the Company’s Board of Directors. The Board of Directors determined that such relationship is immaterial and does not impair Mr. Wilds’ independence. Because that determination was made after the filing of the Company’s Proxy Statement in connection with its shareholders’ meeting to be held on May 31, 2006, the New York Stock Exchange has requested that the Company file this Current Report on Form 8-K to disclose the details of the relationship and the basis for the Board’s independence determination.

Mr. Wilds, who is a member of the Nominating and Corporate Governance Committee of the Company’s Board and who serves as the Company’s Presiding Director, is a director and a 9.1% shareholder of a vendor (“Vendor”) to the Company. The payments made by the Company to Vendor totaled between approximately 2.4% and 3.2% of Vendor’s consolidated gross revenue in each of its last 3 fiscal years and less than 0.2% of the Company’s consolidated gross revenue in each of its last 3 fiscal years.

The Company’s Board of Directors (Mr. Wilds and David Perdue, the Company’s Chairman & Chief Executive Officer not participating) evaluated this relationship and unanimously determined that Mr. Wilds’ relationship to the Company (via his relationship with Vendor) is immaterial because Mr. Wilds is a passive investor in Vendor and does not function as a part of Vendor’s management or involve himself in the operations of that company, other than the general oversight duties required of a board member.  In addition, the Board was satisfied that Mr. Wilds has not exerted any influence on the Company’s merchants or other employees to conduct business with Vendor, and that Vendor’s employees have not attempted to use Mr. Wilds’ relationship as leverage to gain the Company’s business or any increase in the Company’s business.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2006	DOLLAR GENERAL CORPORATION

	By:	/s/ Susan S. Lanigan
Susan S. Lanigan
Executive Vice President and General Counsel

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